Exhibit 10.16
September 22, 2017

Dear Mr. Dinkins:
I am pleased to extend this conditional offer of employment as Senior Vice President, Human Resources with Fiesta Restaurant Group, Inc. ("Fiesta"), reporting to Rich Stockinger, President and Chief Executive Officer. Your new office will be located at 7255 Corporate Center Drive, Miami, Florida 33126, I propose a start date of September 26, 2017 and am excited to work with you.

The following is a brief outline of the major components of this conditional offer of employment:

Base Compensation
Your annualized base salary will be $275,000. You will be paid biweekly,

Discretionary Annual Increase
You are eligible for a discretionary annual Increase, based on merit. Your first increase may occur in January 2019.

Discretionary Bonus
Commencing in 2018, you will be eligible for an annual bonus target equal to 60% of your annual base salary, subject to the terms of the Fiesta bonus plan applicable to you and subject to the discretion of the Compensation Committee of the Board of Directors.

Sign On Bonus
You are eligible for a sign-on bonus of $2,000 ("Sign-On Bonus"), subject to the terms described below. In the event you cease to be employed by the Company within 12 months of your first day of employment, the Sign-On Bonus must be refunded to the Company and you authorize the Company to deduct this obligation insofar as possible, from any salary, wages, accrued vacation, bonus or other payments or employee benefits to which you may be entitled, or business expense reimbursement amounts that may be due to you. You agree that you remain liable for any amount that is not withheld from your wages. By signing this offer letter, you accept the terms of this Agreement.

Long Term Incentive Plan
Commencing in 2018, you will be eligible for annual equity grants of approximately $190,000, subject to the discretion of the Compensation Committee of the Board of Directors. The equity grants are currently expected to be comprised of 50% restricted stock awards that vest 25% on each anniversary date and 50% based on performance-based criteria to be determined prior to the date of grant.

Insurance Benefits
Details regarding our comprehensive benefits package will be provided to you.

Vacation
You are eligible for three weeks of vacation from date of hire through your ninth year. On your tenth year of employment, you will then be eligible for four weeks of vacation.

Personal Days
Commencing your start date you are eligible for one (1) personal/sick days and each calendar year thereafter, you will receive five (5) personal/sick days.
This offer of employment ls contingent upon the following:

•	Acceptable results from all Fiesta employment screening evaluations.

•	Execution of the attached Agreement to Respect Confidential Information.

•	Execution of the attached Binding Arbitration Program acknowledgment.

•	Execution of the attached Background Information Release Form.

•	Satisfactory proof of Identification and work authorization as required by federal law.

•
Satisfactory assurance that you are not subject to any non-compete or other restrictive covenant that could impair your ability to perform the Job responsibilities of the position you are offered. If you are subject to any such restrictions, please provide us with a copy of relevant documents at your earliest convenience.

While we are confident that we will have a mutually beneficial employment relationship, employment with Fiesta is at-will and this is not a contract for employment. Under this relationship, Fiesta may, at any time,decide to end an Individual's employment with or without cause, prior notice or discipline at Fiesta's sole discretion. Likewise, any employee is free to end his or her employment at any time for any reason with or without notice.

Please let me know If you have any questions. I can be reached at .

Warm welcome,

/S/ LYNN SCHWEINFURTH

Lynn Schweinfurth
Senior Vice President, Chief Financial Officer and Treasuer
Fiesta Restaurant Group, Inc.

/s/ ANTHONY DINKINS
___________________________________
Accepted - Anthony Dinkins

09-23-2017
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